Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is made effective as of August 12, 2025 (the "Execution Date").

BETWEEN:

Everythink Innovation Limited., a corporation existing under the laws of British Columbia, Canada, and having its head office located at 1000-595 BURRARD STREET VANCOUVER BC V7X 1S8 CANADA ("Vendor" or the "Company")

AND:

Nixxy, Inc., a company existing under the laws of the State of Nevada, USA, and having its registered office located at 1178 Broadway, 3rd Floor, New York, NY 10001 USA ("Buyer" or "Nixxy")

WHEREAS:

A.	Buyer is a public corporation trading on the NASDAQ under symbol: NIXX

B.	Vendor is a private company specializing in EDGE data center technologies and AI software development, with a focus on AI integration, wholesale long distance interconnections and sales; and Vendor is the owner of associated intellectual property.

C.	Buyer wishes to acquire 100% of the assets related to EDGE data systems hereby referred to as “Everythink Assets” as more particularly described in Schedule "A" and “B” attached hereto (collectively, the "Purchased Assets") from the Vendor in consideration for both the Shares and Cash Consideration (each defined below) on the terms and conditions set forth in this agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and of the premises, covenants and agreements herein set forth, the Parties hereto covenant and agree each with the other as follows:

1.1	For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	all references in this Agreement to a designated article, section, subsection or Schedule is to the designated article, section or subsection of, or Schedule to, this Agreement;

(b)	the words "herein", "hereof" and "hereunder", and other words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection, or Schedule, unless indicated;

(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and, where applicable, to a body corporate;

(d)	the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation", "but not limited to" or other words of similar import are used);

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(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP, applied on a consistent basis with prior periods;

(f)	except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)	where the phrase "to the best knowledge of" or phrases of similar import are used in this Agreement regarding statements of fact made by a person, it is intended to indicate that no information has come to the person’s attention which would give them actual knowledge of the existence or absence, as the case may be, of such facts, and except as expressly set out in this Agreement, the person has not undertaken any specific search to determine the existence or absence, as the case may be, of such facts;

(h)	the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

(j)	unless otherwise specifically noted, all references to currency in this Agreement are to United States dollars.

1.2	The following are the Schedules to this Agreement:

Schedule	Description
A B	Purchased Assets Detailed Asset Description

2.	CONSIDERATION

2.1	Upon and Subject to the terms of this Agreement, the Vendor agrees to sell, assign and transfer, free and clear of all Encumbrances, and the Buyer agrees to purchase all of the Purchased Assets (the "Transaction"). For purposes of this Agreement, the term "Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien or claim of lien (statutory or otherwise), easement, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, right of pre-emption, privilege or other encumbrance or third party right of any nature or any other arrangement or condition that, in substance, secures payment or performance of an obligation.

2.2	Purchase Price. Subject to Section 2.3 below, as consideration and in exchange for 100% of the Purchased Assets, on the Closing Date, Buyer shall pay US $3,650,000 to Vendor, payable in the form of restricted common shares of Nixxy, Inc. (the “Shares”). The number of Shares to be issued shall be determined by dividing the Purchase Price by $1.75.

(a)	In addition, Cash Consideration: Following the Closing Date, Buyer shall pay US $150,000 in cash consideration on the sooner of (1) when Company has in excess of $1,300,000 of cash in its bank account and (2) the closing of any financing within 90 days of execution of this contract that increases the cash position to $1,300,000. (the “Cash Consideration,” and together with the Shares the “Purchase Price”). For the avoidance of doubt, the total Purchase Price shall be $3,650,000, payable in Shares and Cash Consideration.

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2.3	Acknowledgements and Agreements of the Vendor. The Vendor acknowledges and agrees as follows with respect to the sale of the Purchased Assets pursuant to this Agreement, effective as at the Closing Date, Vendor shall be deemed to have sold, assigned and transferred the Purchased Assets to the Purchaser.

2.4	Notwithstanding anything contained in this Agreement, Buyer does not assume and shall not be liable for any taxes under the United States Federal Tax Code or any applicable tax laws or any other amount whatsoever which may be or become payable by the Vendor, including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Vendor to Buyer of the Purchased Assets herein contemplated.

2.5	Assignment of Intellectual Property. Vendor hereby irrevocably sells, assigns, transfers, conveys and delivers to Buyer, as of the Closing Date, all right, title, and interest in and to the intellectual property comprising the Purchased Assets, including all associated copyrights, trade secrets, patent rights (if any), and any and all moral rights, know-how, documentation, technical data, designs, trade names, and software code, whether registered or unregistered, and all goodwill associated therewith. Vendor agrees to execute and deliver such instruments and take such further actions as may be reasonably requested by Buyer to confirm and perfect such transfer.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	To induce the Vendor to enter into this Agreement and complete the Transaction, Buyer, with the knowledge and intent that the Vendor is relying on such representations and warranties in entering into this Agreement, hereby warrants and represents to the Vendor as follows:

(a)	Buyer has all requisite corporate power and authority to own its properties and assets and carry on its business as now being conducted;

(b)	Buyer has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

(c)	the execution, delivery and performance of this Agreement and the matters contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement and the matters contemplated herein;

(d)	the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatever to which Buyer is a party or by which Buyer is bound or to which it may be subject;

(e)	no proceedings are pending for, and Buyer is unaware of any basis for, the institution of any proceedings leading to the placing of Buyer in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(f)	this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against Buyer in accordance with its terms.

3.2	Buyer must promptly notify the Vendor, if at any time after Execution Date Buyer becomes aware that:

(a)	a representation or warranty provided by Buyer in section 3.1 above has ceased to be true; or

(b)	an act or event has occurred that would or might reasonably be expected to result in a representation or warranty provided by Buyer in section 3.1 above ceasing to be true if it were repeated immediately on the Closing Date, and must also provide the Vendor with details of that fact.

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4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF VENDOR

4.1	To induce Buyer to enter into this Agreement and complete the Transaction, Vendor hereby represents and warrants to Buyer as follows and acknowledges that Buyer is relying on such representations and warranties in connection with entering into this Agreement:

(a)	this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against Vendor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(b)	there are no agreements that could restrict the sale and transfer of Purchased Assets, and no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the sale and transfer of the Purchased Assets to which Everythink Innovation Limited. is a party;

(c)	no order prohibiting the sale of the Purchased Assets by Everythink Innovation Limited. is currently in effect and to the best knowledge, information and belief of the directors of Everythink Innovation Limited., no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(d)	Everythink Innovation Limited. is the legal and beneficial owner of the Purchased Assets and on Closing, the Buyer will acquire good and marketable title to such Purchased Assets free and clear of all Encumbrances;

(e)	Everythink Innovation Limited. has good and marketable title to the Purchased Assets free and clear of any actual, pending or, to the best knowledge or belief of the directors of Everythink Innovation Limited., threatened (whether in writing or verbal) Encumbrances;

(f)	Everythink Innovation Limited. has not infringed or misappropriated, and the operation of the business as currently conducted does not infringe or misappropriate, any intellectual property rights of other persons or entities;

(g)	Everythink Innovation Limited. has not granted or entered into any agreement, option, understanding or commitment or any Encumbrance of or disposal of the Purchased Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to the Purchased Assets and will not do so prior to the Closing Date;

(h)	Everythink Innovation Limited. has no guarantees, indemnities or contingent or indirect obligations with respect to the liabilities or obligations of any other person, including any obligation to service the debt of, or otherwise acquire an obligation of, another person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other person that would restrict the sale and transfer of the Purchased Assets;

(i)	Everythink Innovation Limited. is not a party to any investigation, prosecution, litigation, legal proceeding, arbitration, mediation or any other form of dispute resolution, and to the best of its knowledge no such proceedings are pending or threatened and there is no circumstance or fact that is likely to give rise to any such proceedings;

(j)	Everythink Innovation Limited. does not have any specific information relating to the Purchased Assets which has not been disclosed to Buyer and which could reasonably be expected to have a Material Adverse Effect on the Transaction. Material Adverse Effect means any event, circumstance, development, state of facts, occurrence, change, or effect that is, or is reasonably likely to be, materially adverse to the Purchased Assets or the business or financial condition of the Vendor.; and

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(k)	Everythink Innovation Limited. has not filed any petition seeking or acquiescing in any reorganization, arrangement, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Everythink Innovation Limited.. No general assignment of property of Everythink Innovation Limited. has been made for the benefit of creditors, and no receiver, liquidator or trustee has been applied for or appointed for Everythink Innovation Limited. or any of its properties, including without limitation, the Purchased Assets.

(l)	The Purchased Assets, including all software, algorithms, models, and related systems, were either developed exclusively by Everythink Innovation Limited. and its employees or contractors under written agreements assigning all rights to the Vendor, or were lawfully acquired with full rights of transfer. No portion of the Purchased Assets was developed using any misappropriated intellectual property or in violation of any third-party rights.

(m)	The Purchased Assets do not contain, incorporate, link to, or depend on any software, code, or technology that is subject to any third-party licenses or agreements requiring payment of royalties, ongoing obligations, or use restrictions beyond those disclosed in writing to Buyer prior to Closing. No third party has any ownership interest, lien, or claim over any portion of the Purchased Assets.

(n)	The Purchased Assets do not include or depend on any software licensed under "copyleft" or “viral” open-source licenses (including but not limited to the GNU General Public License (GPL), Affero GPL, or similar), in any manner that would require the disclosure, licensing, or distribution of any proprietary code or intellectual property of the Vendor or Buyer. To the extent any open-source software is included, such use is compliant with the applicable licenses and does not obligate the Buyer to disclose or distribute any of its proprietary software or modifications thereto.

(o)	All information about the Purchased Assets provided by Vendor to Buyer, including any financial statements, is correct as of the Closing and there is no incorrect fact that Buyer is aware of or material omission of information that the Buyer is unaware of related to the Purchased Assets.

4.2	Everythink Innovation Limited. must promptly notify Buyer if at any time after the Execution Date Everythink Innovation Limited. becomes aware that:

(a)	a representation or warranty provided by Everythink Innovation Limited. in section 4.1 above has ceased to be true; or

(b)	an act or event has occurred that would or might reasonably be expected to result in a representation or warranty provided by Everythink Innovation Limited. in section 4.1 above ceasing to be true if it were repeated immediately on the Closing Date, and must also provide Buyer with details of that fact.

4.3	Everythink Innovation Limited. hereby covenants and agrees with Buyer as follows:

(a)	Everythink Innovation Limited. agrees to provide prompt and full disclosure to Buyer of any information, change or event in the Purchased Assets prior to Closing;

(b)	Everythink Innovation Limited. will use all reasonable efforts to satisfy each of the conditions precedent set out in this Agreement to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Transaction in accordance with the terms and conditions of this Agreement and applicable laws; and

(c)	from and after the date of execution of this Agreement by Everythink Innovation Limited. until the termination of this Agreement, Everythink Innovation Limited. will not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement: (i) offer for sale or lease all or any portion of the Purchased Assets; (ii) solicit offers to buy all or any portion of the Purchased Assets; or (iii) enter into any agreement with any party (other than Buyer) with respect to the sale, assignment, or other disposition of any of the Purchased Assets and Everythink Innovation Limited. will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction.

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4.4	Securities Law Compliance. Vendor, and Vendor designees receiving Shares as per Vendor instructions set forth on Schedule C, understand that the Shares must be held indefinitely unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) or an exemption from registration is available. Vendor acknowledges that it is familiar with Rule 144 of the rules and regulations of the U.S. Securities and Exchange Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Vendor understands that to the extent that Rule 144 is not available, Vendor will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

5.	CLOSING AND CLOSING DATE

5.1	The Closing of the Transaction will occur virtually on or before 4:00 p.m. EST on the day mutually agreed to by Buyer and Everythink Innovation Limited. (the "Closing Date"), and in any event the Closing Date will be no later than August 12, 2025 (the "Closing Deadline"), at which time the Transaction will be completed.

5.2	Notwithstanding the location of the Closing, each Party hereto agrees that the Closing may be completed on the Closing Date by exchange of documents between the legal counsels for the Parties.

6.	CLOSING CONDITIONS

6.1	The obligations of Buyer to carry out the terms of this Agreement and to complete the Transaction is subject to the satisfaction of, or compliance with, at or before the Closing, each of the following conditions precedents. completion of the Closing by Buyer will be deemed to mean a waiver of all conditions to Closing set out below:

(a)	this Agreement, the transaction documents and all other documents necessary or reasonably required to be executed and delivered by Everythink Innovation Limited. in order to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer;

(b)	the Purchased Assets will not be subject to any cease trade order and no injunction or restraining order of any governmental body of competent jurisdiction will be in effect prohibiting the Transaction and no action or proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(c)	no claim will have been asserted or made that any person (other than Buyer or the Vendor) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Purchased Assets, or all or any portion of the Purchase Price;

(d)	no Material Adverse Effect will have occurred with respect to the Purchased Assets; and

(e)	Buyer will have received from Everythink Innovation Limited. and/or the Vendor the documents set out in section 7.1 below.

6.2	The conditions set forth in section 6.1 above are for the exclusive benefit of Buyer, unless satisfied or waived by Buyer in writing in whole or in part at any time on or before the Closing Deadline, this Agreement will be at an end and the Parties will be released from their obligations under this Agreement. All Parties hereto will use their best reasonable efforts to complete the conditions precedent set out in section 6.1 above.

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7.	DELIVERIES ON CLOSING

7.1	On Closing, Buyer will issue that number of restricted common shares determined under Section 2.2 as per Vendor instructions to the entities or individuals they determine and supply to Buyer.

7.2	On Closing, Vendor will deliver or cause to be delivered to Buyer all of the Purchased Assets. Duly executed IP assignment documents, including but not limited to a Bill of Sale and Intellectual Property Assignment Agreement, in a form reasonably satisfactory to Buyer, to evidence the transfer of ownership of the Purchased Assets and associated intellectual property.

7.3	The Parties’ obligations at Closing are interdependent and will take place simultaneously, as nearly as possible, unless otherwise agreed by the Vendor (on its own behalf and on behalf of the Vendor) and Buyer, except that Buyer may, in its sole discretion, waive any or all of the actions that the Vendor is required to perform under this Article 7.

7.4	If the Vendor fails to satisfy its obligations under this Article 7 in any material respect on the day and at the place and time for Closing then Buyer may give the Vendor a notice requiring the Vendor to satisfy those obligations within a period of 10 business days from the date of the notice and declaring time to be of the essence. If the Vendor fails to satisfy those obligations within those 5 business days Buyer may, without limitation to any other rights it may have, terminate this Agreement.

7.5	If Buyer fails to satisfy its obligations under this Article 7 in any material respect on the day and at the place and time for Closing then Vendor may give Buyer a notice requiring Buyer to satisfy those obligations within a period of 5 business days from the date of the notice and declaring time to be of the essence. If Buyer fails to satisfy those obligations within those 10 business days Everythink Innovation Limited. may, without limitation to any other rights it may have, terminate this Agreement.

8.	ADDITIONAL COVENANTS OF THE PARTIES

8.1	Confidentiality. Each of Buyer and Everythink Innovation Limited. (the "Receiving Party") shall keep confidential any confidential information, trade secrets or confidential financial or business documents (collectively the "Confidential Information") received by it from the other Party (the "Disclosing Party") concerning the Disclosing Party or its business and shall not disclose such Confidential Information to any third party; provided that any of such Confidential Information may be disclosed to the Receiving Party’s directors, officers, employees, representatives and professional advisors who need to know such Confidential Information in connection with the transactions contemplated hereby (provided the Receiving Party shall use its best efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Confidential Information) and provided further that a Receiving Party will not be liable for disclosure of Confidential Information upon occurrence of one or more of the following events:

(a)	Confidential Information becoming generally known to the public other than through a breach of this Agreement;

(b)	Confidential Information being lawfully obtained by the Receiving Party from a third party or parties without breach of this Agreement by the Receiving Party, as shown by documentation sufficient to establish the third party as a source of Confidential Information;

(c)	Confidential Information being known to the Receiving Party prior to disclosure by the Disclosing Party or its affiliates, as shown by documentation sufficient to establish such knowledge; or

(d)	the Disclosing Party having provided their prior written approval for such disclosure by the Receiving Party.

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In the event this Agreement is terminated in accordance with the provisions hereof, the Receiving Party shall: (i) use its best efforts to ensure that all documents prepared or obtained in the course of its investigations of the Disclosing Party or its business and all copies thereof are either destroyed or returned to the Disclosing Party so as to insure that, so far as possible, any Confidential Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of the Receiving Party is not disseminated beyond those individuals concerned with such investigations; and (ii) not directly or indirectly, use for its own purposes, any Confidential Information, discovered or acquired by the directors, officers, employees representatives and professional advisors of the Receiving Party as a result of the Disclosing Party making available to them those documents and assets relating to the business of the Disclosing Party.

8.2	Notification.

(a)	Between the Execution Date and the Closing, each of the Parties hereto will: (i) promptly notify the other Parties in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein; and (ii) promptly notify the other Parties of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of any condition set forth herein impossible or unlikely.

(b)	No Party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein, or exercise any termination right arising therefrom, unless forthwith, and in any event prior to the Closing, the Party intending to rely thereon has delivered a written notice to the other Parties specifying, in reasonable detail, all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserted as the basis for the termination right.

8.3	Post-Closing Assistance.

Following the Closing Date, Vendor shall cooperate reasonably with Buyer to ensure the orderly transition of the Purchased Assets, including the transfer of any related accounts, documentation, access credentials, and introductions to key customers, vendors, or partners as requested. Vendor shall also execute any documents necessary to complete the legal transfer of such accounts or IP as may be requested in good faith by Buyer.

9.	TERMINATION

9.1	This Agreement may be terminated at any time prior to the Closing by mutual agreement of Buyer and Everythink Innovation Limited. Unless otherwise agreed in writing by Buyer and Everythink Innovation Limited., this Agreement shall terminate without further notice or agreement in the event that:

(a)	any permanent injunction or other order of a governmental body preventing the consummation of the Transaction has become final and non-appealable; or

(b)	the Closing has not occurred by the Closing Deadline.

9.2	In the event of the termination of this Agreement as provided in section 9.1 and this Article 9, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party hereto of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any of its respective obligations under this Agreement. Notwithstanding termination of this Agreement in accordance with this Article 9 , the Parties agree that Articles 8 and 10 will remain in effect.

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10.	GENERAL PROVISIONS

10.1	Entire Agreement. This Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.

10.2	Announcements. None of the Parties will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by Buyer and Everythink Innovation Limited., except that Buyer may make a press release or filing with a regulatory authority if counsel for Buyer advises that such press release or filing is necessary under applicable securities laws, provided that Buyer will provide Everythink Innovation Limited. with the opportunity to review and provide comments prior to dissemination.

10.3	Time of Essence. Time is and will be of the essence of each and every provision of this Agreement.

10.4	Costs. Except as expressly provided herein, each Party will pay its own expenses in connection with the Transaction and will execute and deliver all such further documents and instruments, give all such further assurances, and do all such acts and things as the other Parties may, either before or after the Closing Date, reasonably require to carry out the full intent and meaning of this Agreement, but without payment of any consideration therefor. The cost of all regulatory filing fees will be borne by Buyer.

10.5	Binding upon Execution by All Parties. This Agreement does not become effective and binding until it has been executed and delivered by Buyer and Everythink Innovation Limited..

10.6	Further Assurances. The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

10.7	Inurement. This Agreement will inure to the benefit of and be binding upon the Parties and each of their respective heirs, successors, liquidators, executors and administrators and permitted assigns.

10.8	Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of Everythink Innovation Limited. and Buyer. Any purported assignment without such consent will be void.

10.9	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

10.10	Severability. In the event that any provision of this Agreement is held unenforceable or invalid by a court of law, this Agreement will be read as if such unenforceable or invalid provision were removed.

10.11	Waiver. The Parties agree that:

(a)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;

(b)	the failure to exercise a power or right does not preclude either its exercise in the future or the exercise of any other power or right;

(c)	a waiver is not effective unless it is in writing; and

(d)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

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10.12	Notice. Any notice under this Agreement will be given in writing and must be delivered by hand, e-mail or by fax to the parties at:

If to Vendor:

Everythink Innovation Limited.

1000-595 BURRARD STREET

VANCOUVER BC V7X 1S8 CANADA

Email: admin@everythink.ca

If to the Buyer:

Nixxy, Inc.

1178 Broadway, 3rd Floor

New York, NY 10001

With a copy to:

Max Lindenfeld

Email: MLindenfeld@pearlcohen.com

or to such other addresses as may be given in writing by the Parties in the manner provided for in this paragraph.

If notice is sent by e-mail or facsimile transmission or is delivered, it will be deemed to have been given at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received on the 5th Business Day following the date of mailing of the notice. If there is an interruption in normal mail service due to strike, labor unrest or other cause at or prior to the time a notice is mailed, the notice will be sent by e-mail or facsimile transmission or will be delivered.

10.13	Independent Legal Advice. Each of the Parties hereto acknowledges having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party, irrespective of which party was responsible for drafting this Agreement.

10.14	Counterparts. This Agreement and any other writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all Parties had signed the same documents, and all such counterparts and adopting instruments will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any Party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the Parties hereto or thereto. This Agreement may also be executed and delivered by any Party by sending a faxed, e-mailed or other form of electronic communication capable of producing a printed copy to each of Buyer and Everythink Innovation Limited., which when so delivered will be considered for all purposes to be good delivery, as if it were an original signature of that Party.

10.15	Governing Law. This Agreement, the Transaction, and the rights, obligations and relations of the parties shall be governed by and construed in accordance with the laws of Nevada, USA. The parties agree that the courts of Nevada, USA shall have exclusive jurisdiction to entertain any action or other legal proceedings based on any provision of this Agreement, and each party irrevocably agrees to the jurisdiction of the courts of Nevada, USA.

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10.16	Dispute Resolution.

(a)       Mediation. In the event of any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof (a "Dispute"), the Parties agree to first attempt in good faith to resolve such Dispute through confidential mediation. Mediation will be conducted by a mutually agreed mediator or, failing agreement, by a mediator appointed by the American Arbitration Association (“AAA”) under its applicable rules. Mediation shall take place virtually or in Nevada, USA, unless otherwise agreed.

(b)       Binding Arbitration. If the Parties are unable to resolve the Dispute through mediation within 30 days of written notice of the Dispute, then the Dispute shall be finally resolved through binding arbitration administered by the AAA under its Commercial Arbitration Rules, except as modified herein. The arbitration shall be conducted by a single arbitrator and held virtually or in Nevada, USA, unless otherwise agreed. The decision of the arbitrator shall be final, binding, and not subject to appeal, and judgment on the award may be entered in any court having jurisdiction.

(c)       Exceptions. Notwithstanding the foregoing, either Party may seek temporary or preliminary injunctive relief in a court of competent jurisdiction in Nevada for the purpose of enforcing any obligation of confidentiality, non-competition, or non-solicitation, or to preserve the status quo pending resolution of the Dispute through arbitration.

(d)       Costs. The costs of arbitration, including the fees of the arbitrator, shall be borne equally by the Parties unless otherwise determined by the arbitrator. Each Party shall bear its own legal fees unless the arbitrator determines otherwise.

(e)       Survival. All representations, warranties, covenants, and agreements made in this Agreement shall survive the Closing and remain in full force and effect for a period of 18 months thereafter, except for those that by their nature are intended to survive indefinitely.

(Signature Page to follow)

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IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the date first above written.

Everythink Innovation Limited.

Per:	/s/ Richard Lau
Name: Richard Lau
Title: Director and President

Nixxy, Inc.

Per:	/s/ Mike Schmidt
Name: Mike Schmidt
Title: Director and CEO

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SCHEDULE A

PURCHASED ASSETS

The Purchased Assets Consist of the following:

1.	EDGE Data Center
2.	Telecom Contract(s)
3.	The Purchased Assets are described in detail in the letter provided by Everythink Innovation Limited’s CEO, and incorporated herein as Schedule B.

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SCHEDULE B

DETAILED ASSET DESCRIPTION

EDGE DATA CENTER

Everythink Physical Inventory/Assets

Cologix VAN3 Co-Location (2828 Natal St, Vancouver BC, Canada)

● 2x Dell R6515

○ Each with AMD EPYC 7352 (24 cores), 192GB DDR4 RAM

● 2x Dell R630

○ One with 2x Xeon 2660v3 (20 cores), 128GB DDR4 RAM

○ Another with 2x Xeon 2660v3 (20 cores), 96GB DDR4 RAM

● Dell R730xd

○ 6x 6TB SATA3 Seagate Exos HDDs (36TB capacity)

○ 2x Xeon 2640v3 (16 cores), 128GB DDR4 RAM

● Supermicro SuperChassis 512F

○ Xeon E3 v3 (4 cores), 32GB DDR3 RAM

● 2x HPE DL360e G8 – unracked but in inventory

○ Each with 2x Xeon 2430v2 (12 cores), 64GB DDR3 RAM

● HPE DL360p G8 – unracked but in inventory

○ 2x Xeon 2680 (16 cores), 256GB DDR3 RAM

● Juniper MX204 router with JUNOS-64

● Mikrotik CCR1036-8G-2S+EM router

● Juniper QFX5100-48S-6Q core switch

● Arista DCS-7050SX-64-R core switch

● 2x Juniper EX3400-48T-AFI switches

● Juniper EX3300-24T switch

● 2x Fortinet FortiGate FG-201F firewall

● Palo Alto PA-850 firewall

● Opengear IM7216-2-DAC-US console server

● 2x APC AP8941 PDUs (208V 30A, metered and switched power)

○ Another 2 qty in inventory but unused

Hurricane Electric Fremont 2 Co-Location (48233 Warm Springs Blvd, Fremont CA, United States)

● Dell R6415

○ AMD EPYC 7351P (16 cores), 128GB DDR4 RAM

○ 2x ~1TB SATA3 SSDs

● Dell R620

○ 2x Xeon 2660v2 (20 cores), 192GB DDR3 RAM

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● Dell R640

○ 2x Xeon Gold 6152 (44 cores), 768GB DDR4 RAM

○ 2x 1.92TB SAS3 SSDs

● Synology RS1221RP+

○ 8x 12TB SATA3 Enterprise HDDs (96TB capacity)

○ 2x 100GB Intel Optane P4801X Cache

○ AMD Ryzen V1500B (4 cores), 32GB DDR4 RAM

● Opengear IM7216-2-DAC-US console server

● Fortinet FortiGate FG-501E firewall

● Fortinet FortiGate FG-60E firewall

● Arista DCS-7280TR-48C6-R core switch

● Juniper EX3400-48T-AFI switch

● Juniper MX5-T router

Software, Services, and Subscriptions

● Cisco Duo Premier

● Cisco Umbrella DNS Security Advantage

● 2x Fortinet FortiGate 201F UTM licensing (Expired)

● Palo Alto PA-850 licensing (Expired)

● Fortinet FortiAnalyzer Subscription

● Windows Server 2019 Licensing

● Amazon AWS Infrastructure

○ US-WEST-2 VPC VPN to Cologix VAN3

○ Route53 Authoritative DNS

○ EC2 Instances

○ S3 Object Storage

● Solarwinds Pingdom uptime monitoring

Other Assets

● 4x /24 IPv4 Blocks from ARIN (1024 IPv4 Addresses)

● 1x /36 IPv6 Block from ARIN (Approx. 4.951 x 10^21 IPv6 addresses)

Connectivity

● Cologix VAN3

○ Cross-connect

■ Cogent (via Reseller) 1G commit on 10GE transit

○ Passive-wave

■ Astute Switched Network

● 1G commit on 10GE transit

● Cross-connect

○ VANIX Internet Exchange

● L2 Transport to Seattle Westin

○ Cross-connect

■ SIX Internet Exchange

● Hurricane Electric Fremont 2

○ Cross-connect

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■ Hurricane Electric 1GE Transit

○ Cross-connect

■ SFMIX Internet Exchange

○ Cross-connect

■ FCIX Internet Exchange

○ Cross-connect

■ Mythic Beasts 100M commit on 1G (delivered over 10GE) Transit

Every-Think was created as a scalable infrastructure for high performance Edge Computing low network latency to service the Metaverse and AI industry. The initial setup of the Edge Data and Network Infrastructure was co-located at a Tier 3 Data Center Facility:

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The Network Topology

A collection of Switches, Firewalls, Servers, High Speed Storages, and a network of Network Appliances:

The Current Network Connectivity

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The Current IPv4 & IPv6 ownership

The Current Services

Currently running origination/termination, VPN services and VoIP services via the current Network Setup

Summary

Everythink’s Edge Data Center setup provides high speed computing and storage services to facilitate Cloud AI Computing, Spatial Computing and Visual Computing. It is the foundational infrastructure to service AI and high-performance Cloud Computing. This high-performance computing provides real-time tokenization that is aligned for DeFi Financial Services.

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TELECOM CONTRACT(S)

•	$48M ARR Voice and SMS Contract(s)

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